EXHIBIT 99.1

12701 Fair Lakes Circle, Suite 800, Fairfax, VA 22033
703.322.0881 Fax 703.322.0885
www.argonst.com

NEWS RELEASE

For Immediate Release

Argon ST, Inc. Announces Q1 Results

Fairfax, VA, February 9, 2005 / Business Wire / — Argon ST, Inc. (NASDAQ: STST), today announced revenues and earnings for its first quarter ended January 2, 2005.

HISTORICAL RESULTS OF OPERATIONS

Revenues for the first quarter ended January 2, 2005 increased $29,217,000 to $56,510,000 up 107%, compared to $27,293,000 for the prior year quarter.

Net income for the first quarter ended January 2, 2005 was $4,920,000, or $0.24 per diluted share, an increase of 238% compared to $1,457,000 or $0.11 per diluted share for the prior year quarter.

Terry Collins, President and CEO of Argon ST stated, “We are pleased with our first quarter financial results and they leave us on track for making our fiscal year financial objectives. The company also made significant progress in the integration of our processes and systems during the first quarter so that we can properly manage our expected growth.”

Financial Highlights

•	Revenue for the first quarter increased 107% over the prior year quarter to $56,510,000

•	Net Income for the first quarter of $4,920,000 or $0.24 per diluted share up 238% from the prior year quarter

•	Funded and Unfunded Backlog for the first quarter was $219,864,000 an increase of 23% from the prior year quarter funded and unfunded backlog of $179,383,000

ARGON ST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	January 2, 2005	September 30, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,429,000	$29,732,000
Accounts receivable, net	66,463,000	59,716,000
Inventory	1,922,000	1,574,000
Deferred income tax asset	4,937,000	4,822,000
Prepaids and other	1,469,000	1,288,000

TOTAL CURRENT ASSETS	117,220,000	97,132,000

Property, equipment and software, net	14,461,000	13,949,000
Goodwill	107,776,000	107,776,000
Intangibles, net	1,947,000	2,190,000
Other assets	654,000	694,000

TOTAL ASSETS	$242,058,000	$221,741,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	13,897,000	$12,727,000
Accrued salaries and related expenses	8,413,000	10,606,000
Deferred revenue	45,295,000	28,336,000
Notes payable — current portion	226,000	226,000
Income taxes payable	705,000	5,810,000
Deferred rent	200,000	200,000

TOTAL CURRENT LIABILITIES	68,736,000	57,905,000

Deferred income tax liability, long term	1,805,000	1,901,000
Notes payable, net of current portion	—	56,000
Deferred rent	954,000	954,000
Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common Stock:
$.01 Par Value, 25,000,000 shares authorized
19,765,934 and 19,468,734 share issued at
January 2, 2005 and September 30, 2004	198,000	195,000
Additional paid-in capital	153,758,000	149,043,000
Treasury stock at cost, 126,245 shares	(534,000)	(534,000)
Retained earnings	17,141,000	12,221,000

TOTAL STOCKHOLDERS’ EQUITY	$170,563,000	$160,925,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$242,058,000	$221,741,000

ARGON ST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

	For the Fiscal Quarter Ended
	January 2, 2005	December 28, 2003
CONTRACT REVENUES	$56,510,000	$27,293,000

COST OF REVENUES	45,338,000	23,259,000

GENERAL AND ADMINISTRATIVE EXPENSES	3,335,000	1,734,000

INCOME FROM OPERATIONS	7,837,000	2,300,000
OTHER INCOME (EXPENSE)

Interest income	140,000	8,000
Interest expense	(2,000)	—

	138,000	8,000

INCOME BEFORE INCOME TAXES	7,975,000	2,308,000
PROVISION FOR INCOME TAXES	3,055,000	851,000

NET INCOME	$4,920,000	$1,457,000

PER SHARE AMOUNT
Basic earnings per share	$0.25	$0.12

Diluted earnings per share	$0.24	$0.11

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic average shares outstanding	19,423,000	12,267,000

Diluted average shares outstanding	20,415,000	13,316,000

On September 29, 2004, a wholly-owned subsidiary of Sensytech, Inc. (“Sensytech”) merged with and into Argon Engineering Associates, Inc. (“Argon Engineering”) in a merger whereby each outstanding share of Argon Engineering common stock was exchanged for two shares of Sensytech common stock. As a result of the merger, the former Argon Engineering stockholders acquired approximately 65.6% of the issued and outstanding shares of Sensytech common stock. In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”, the merger was accounted for as a reverse acquisition, whereby Argon Engineering was deemed to have acquired Sensytech for financial reporting purposes. Consistent with the reverse acquisition accounting treatment, the historical financial statements presented for periods prior to the acquisition date are the statements of Argon Engineering except for stockholders’ equity which has been retroactively restated for the equivalent number of shares of the legal acquirer.

The following unaudited condensed pro forma results of operations reflect the pro forma combination of Argon Engineering and Sensytech as if the combination had occurred at the beginning of the period presented, compared with the actual results of operations of Argon Engineering for the same period.

	Fiscal quarter ended
	December 28, 2003
	Historical	Pro forma
Revenue	$27,293,000	39,958,000
Income from operations	2,300,000	3,400,000
Net income	1,457,000	2,109,000

Basic earnings per share	$0.12	$0.11
Diluted earnings per share	$0.11	$0.11

Basic wt average shares	12,267,000	18,766,000
Diluted wt average shares	13,316,000	19,992,000

Pro forma revenues attributable to Sensytech were $12,665,000 for the fiscal quarter ended December 28, 2003. Pro forma income from operations and net income attributable to Sensytech was $1,458,000 and $873,000, respectively for the fiscal quarter ended December 28, 2003. Pro forma depreciation and amortization on the write up of tangible and intangible assets, in accordance with SFAS 141, was $115,000 and $243,000 respectively for the fiscal quarter ended and December 28, 2003 and the after tax effect was $221,000.

About Argon ST, Inc.

Argon ST designs, develops, and manufacturers systems and sensors for the Command and Control Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), imaging, and acoustic systems serving domestic and worldwide markets.

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that certain factors can cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company undertakes no obligation and does not intend to update, revise or otherwise publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

CONTACT:	Donald F. Fultz, Chief Financial Officer
don.fultz@argonst.com
URL: www.argonst.com